Exhibit 3.1.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FUELCELL ENERGY, INC.
FuelCell Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: The Board of Directors of said Corporation (the “Board”) adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation (the “Certificate of Incorporation”) of said Corporation:
RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended to read as follows:
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:
225,000,000 shares of Common Stock, $.0001 par value (the “Common Stock”); and
250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).”
SECOND: That thereafter, pursuant to resolution of the Board, an Annual Meeting of Shareholders of said Corporation was duly called and held on April 7, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned authorized officer this 9th day of April, 2011.

/s/ Joseph G. Mahler
Name:	Joseph G. Mahler
Title:	Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer